Exhibit 99.1

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: investorrelations@essendant.com (847) 627-2900

ESSENDANT REPORTS SECOND QUARTER 2017 RESULTS

DEERFIELD, Ill., July 26, 2017 – Essendant Inc. (NASDAQ: ESND), a leading national wholesale distributor of workplace items, today announced financial results for the second quarter ended June 30, 2017.  Key results for second quarter 2017 were as follows:

Second Quarter 2017 Summary

•	Revenue declined 6.9% to $1.3 billion, compared to $1.4 billion in the prior year quarter
•	GAAP diluted earnings per share in the quarter of $0.14 decreased compared to $0.35 in the prior year quarter
•	Adjusted diluted earnings per share(1) of $0.28 in the quarter increased sequentially from the first quarter of 2017, but decreased compared to $0.55 in the prior year quarter
•	Free cash flow(1) was $67.4 million in the quarter and $112.1 million in the first six months of 2017

“We made good progress advancing our merchandising and pricing initiatives, and our industrial products category delivered growth for the second quarter in a row.  However, this was offset by top line pressure that is reflective of persistent industry challenges,” stated Ric Phillips, interim president and chief executive officer of Essendant.  “In light of this pressure, we will continue to advance our transformation initiatives, and we will look to build on and accelerate our transformation in the second half of 2017.”

Second Quarter Performance

•

Net sales decreased 6.9% in comparison to the prior year quarter, driven principally by reduced sales in technology, JanSan and traditional office products categories, partly offset by growth in cut-sheet paper and industrial products categories. Net sales by product category were:

•	JanSan Products: revenues of $339.4 million, a decrease of $(32.0) million or 8.6%, primarily driven by declines in the national retail channel.
•

Technology Products:  revenues of $300.2 million, a decrease of $(42.6) million or 12.4%, as a result of reduced supplier promotions and declines in the national retail channel and the independent dealer channels.

(1)	This is non-GAAP information. See the Reconciliation of Non-GAAP Financial Measures section of this document for more information.

Note: All EPS numbers in this document are diluted, except losses or unless stated otherwise.

Essendant Reports Second Quarter 2017 Results

•	Traditional Office Products: revenues of $181.3 million, a decrease of $(21.2) million or 10.5%, due to sales declines in the independent dealer channel and the national retail channel.
•	Industrial Products: revenues of $145.6 million, an increase of $2.4 million or 1.7%, due to growth initiatives and energy market recovery.
•	Cut-sheet Paper Products: revenues of $106.3 million, an increase of $4.8 million or 4.7%, primarily driven by independent dealer channel sales increases.
•	Automotive Products: revenues of $82.1 million, an increase of $1.6 million or 2.0%, driven by growth initiatives.
•	Office Furniture: revenues of $67.9 million, a decrease of $(6.7) million or 9.0%, primarily driven by sales declines in the independent dealer channel.
•

Gross profit was $177.6 million, a decline of $(18.3) million versus the prior year quarter. The decline was the result of lower sales volumes, $(12.3) million with the remainder of the decline primarily driven by lower supplier allowances. Sales volume and supplier allowance declines more than offset the benefits of merchandising and pricing actions related to our transformation initiatives.

•

Operating expenses were $161.7 million, a decrease from $169.4 million in the prior year quarter resulting from prior year pension settlement expense of $11.7 million, creating a favorable comparison, partially offset by current year quarter transformational expenses of $(5.4) million, and litigation accruals of $(3.0) million, reflecting an agreement to resolve a litigation matter. Adjusted operating expenses were $153.3 million, a decrease of $4.4 million, which was primarily driven by overall cost containment actions including decreased variable labor expenses, partially offset by a reset of management incentives.

•

Income tax expense was $4.5 million in the second quarter of 2017, a decline from $7.8 million in the prior year quarter due to lower pretax income, partially offset by the impact of adopting new accounting guidance related to share-based compensation.

•	GAAP diluted earnings per share was $0.14 compared to $0.35 in the quarter last year. Adjusted diluted earnings per share(1) were $0.28 compared to $0.55 in the quarter last year.
•

Free cash flow totaled $67.4 million in the quarter, reflecting continued working capital management and the timing of inventory receipts. Utilization of free cash flow from lower inventories drove a reduction in long-term debt of $60.5 million during the quarter.

Outlook for 2017

•	In light of the first half sales results, we anticipate full year 2017 sales to decline 6% to 9% from 2016
•	Similar to our experience in the first half of 2017, we expect the range of 2017 sales decline to affect our second half adjusted diluted earnings per share(1).
•	Based on strong cash flow generation in the first half of 2017, free cash flow(1) generation is expected to be in excess of $90 million for the full year 2017

Conference Call

Essendant will hold a conference call followed by a question and answer session on Thursday, July 27, 2017, at 7:30 a.m. CST, to discuss second quarter 2017 results. To participate, callers within the U.S. and Canada should dial (877) 358-2531 and international callers should dial (412) 902-6623 approximately 10 minutes before the presentation.  The conference ID is “10108864.”  To listen to the webcast, participants should visit the Investors section of the company’s website (investors.essendant.com), and click on the “Essendant Q2 2017 Earnings Call” button on the right side of the page, several minutes before the event is broadcast.  Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the quarterly results section of Essendant’s investor website, within hours after the call ends.

Essendant Reports Second Quarter 2017 Results

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: Essendant's reliance on key customers, and the risks inherent in continuing or increased customer concentration and consolidations; the impact of price transparency, customer consolidation and product sales mix changes on the Company’s sales and margins; Essendant's reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; Essendant's reliance on supplier allowances and promotional incentives; Essendant’s exposure to the credit risk of its customers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from e-tailers and product manufacturers who sell directly to Essendant's customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; continued declines in end-user demand for products in the office, technology and furniture product categories; Essendant may experience financial cycles due to secular consumer demand, recession or other events, most notably in the Company’s Industrial and Automotive businesses; the impact of the Company’s transformation program and possible disruption of business operations and relationships with customers and suppliers; Essendant's ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; Essendant's ability to attract and retain key management personnel; the costs and risks related to compliance with laws, regulations and industry standards affecting Essendant's business; Essendant's ability to maintain its existing information technology systems and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the impact on the Company’s reputation and relationships of a breach of the Company’s information technology systems or a failure to maintain the security of private information; the availability of financing sources to meet Essendant's business needs; Essendant's success in effectively identifying, consummating and integrating acquisitions; and unexpected events that could disrupt business operations, increasing costs and decreasing revenues.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect Essendant's results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the company does not undertake any obligation to update any forward-looking statement.  Investors are advised to consult any further disclosure by Essendant regarding the matters discussed in this news release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

Essendant Inc. is a leading national wholesale distributor of workplace items, with 2016 net sales of $5.4 billion. The company sells a broad assortment of over 190,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. The Company’s network of 70 distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. For more information, visit www.essendant.com.

Essendant common stock trades on the NASDAQ Global Select Market under the symbol ESND.

Essendant Reports Second Quarter 2017 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss)

(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$1,260,656	$1,354,523	$2,530,038	$2,706,819
Cost of goods sold	1,083,092	1,158,700	2,166,807	2,310,914
Gross profit	177,564	195,823	363,231	395,905
Operating expenses:
Warehousing, marketing and administrative expenses	161,695	157,625	334,717	325,303
Impairment of goodwill	-	-	198,828	-
Defined benefit plan settlement loss	-	11,744	-	11,744
Operating income (loss)	15,869	26,454	(170,314)	58,858
Interest expense, net	6,299	5,677	13,038	11,574
Income (loss) before income taxes	9,570	20,777	(183,352)	47,284
Income tax expense	4,474	7,844	146	17,821
Net income (loss)	$5,096	$12,933	$(183,498)	$29,463
Net income (loss) per share - basic:	$0.14	$0.35	$(5.01)	$0.81
Average number of common shares outstanding - basic	36,673	36,512	36,659	36,552
Net income (loss) per share - diluted:	$0.14	$0.35	$(5.01)	$0.80
Average number of common shares outstanding - diluted	36,873	36,910	36,659	36,897
Dividends declared per share	$0.14	$0.14	$0.28	$0.28

Essendant Reports Second Quarter 2017 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(Unaudited)	(Audited)
	As of June 30,	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$23,889	$21,329
Accounts receivable, less allowance for doubtful accounts of $16,751 in 2017 and $18,196 in 2016	663,926	678,184
Inventories	800,323	876,837
Other current assets	36,984	32,100
Total current assets	1,525,122	1,608,450
Property, plant and equipment, net	127,104	128,251
Intangible assets, net	78,149	83,690
Goodwill	99,479	297,906
Other long-term assets	45,971	45,209
Total assets	$1,875,825	$2,163,506
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$508,639	$484,602
Accrued liabilities	188,940	197,804
Current maturities of long-term debt	6,089	28
Total current liabilities	703,668	682,434
Deferred income taxes	1,307	6,378
Long-term debt	504,932	608,941
Other long-term liabilities	72,239	84,647
Total liabilities	1,282,146	1,382,400
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2017 and 2016	7,444	7,444
Additional paid-in capital	413,865	409,805
Treasury stock, at cost – 36,967,119 shares in 2017 and 36,951,522 shares in 2016	(1,097,300)	(1,096,744)
Retained earnings	1,313,209	1,507,057
Accumulated other comprehensive loss	(43,539)	(46,456)
Total stockholders’ equity	593,679	781,106
Total liabilities and stockholders’ equity	$1,875,825	$2,163,506

Essendant Reports Second Quarter 2017 Results

Essendant Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended
	June 30,
	2017	2016
Cash Flows From Operating Activities:
Net (loss) income	$(183,498)	$29,463
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	21,534	22,936
Share-based compensation	4,038	5,689
Gain on the disposition of property, plant and equipment	(656)	(739)
Amortization of capitalized financing costs	804	332
Excess tax cost related to share-based compensation	-	193
Deferred income taxes	(270)	(2,765)
Impairment of goodwill	198,828	-
Pension settlement charge	-	11,744
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	14,434	(28,439)
Decrease (increase) in inventory	76,757	(44,017)
Increase in other assets	(1,178)	(36,529)
Increase in accounts payable	24,133	43,429
Decrease in accrued liabilities	(19,603)	(12,219)
Decrease in other liabilities	(9,512)	(5,062)
Net cash provided by (used in) operating activities	125,811	(15,984)
Cash Flows From Investing Activities:
Capital expenditures	(13,677)	(19,327)
Proceeds from the disposition of property, plant and equipment	-	2,770
Net cash used in investing activities	(13,677)	(16,557)
Cash Flows From Financing Activities:
Net borrowings under revolving credit facility	31,375	43,876
Borrowings under Term Loan	77,600	-
Repayments under Term Loan	(1,518)	-
Net repayments under Securitization Program	(200,000)	-
Net (disbursements) proceeds from share-based compensation arrangements	(600)	1,285
Acquisition of treasury stock, at cost	-	(6,839)
Payment of cash dividends	(10,339)	(10,237)
Excess tax cost related to share-based compensation	-	(193)
Payment of debt issuance costs	(6,277)	-
Net cash (used in) provided by financing activities	(109,759)	27,892
Effect of exchange rate changes on cash and cash equivalents	185	366
Net change in cash and cash equivalents	2,560	(4,283)
Cash and cash equivalents, beginning of period	21,329	29,983
Cash and cash equivalents, end of period	$23,889	$25,700
Other Cash Flow Information:
Income tax payments, net	$19,058	$27,358
Interest paid	11,809	11,750

Essendant Reports Second Quarter 2017 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

The Non-GAAP table below presents Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA and Free Cash Flow for the three and six months ended June 30, 2017 and 2016 (in thousands, except per share data). These non-GAAP measures exclude certain non-recurring items and exclude other items that do not reflect the Company’s ongoing operations and are included to provide investors with useful information about the financial performance of our business. The presented non-GAAP financial measures should not be considered in isolation or as substitutes for the comparable GAAP financial measures. The non-GAAP financial measures do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures.

In order to calculate the non-GAAP measures, management excludes the following items to the extent they occur in the reporting period, to facilitate the comparison of current and prior year results and ongoing operations, as management believes these items do not reflect the underlying cost structure of our business. These items can vary significantly in amount and frequency.

•

Restructuring charges. Workforce reduction and facility closure charges such as employee termination costs, facility closure and consolidation costs, and other costs directly associated with shifting business strategies or business conditions that are part of a restructuring program.

Restructuring actions were taken in 2015 to improve our operational utilization, labor spend, inventory performance and functional alignment of the organization. This included workforce reductions and facility consolidations with an expense impact of $0.3 million in the six months ended June 30, 2016.

•

Gain or loss on sale of assets or businesses. Sales of assets, such as buildings or equipment, and businesses can cause gains or losses. These transactions occur as the Company is repositioning its business and reviewing its cost structure.

•	Severance costs for operating leadership. Employee termination costs related to members of the Company’s operating leadership team are excluded as they are based upon individual agreements.

•	Asset impairments. Changes in strategy or macroeconomic events may cause asset impairments.

In the six months ended June 30, 2017, the Company recorded an impairment of goodwill of $198.8 million, based on a decline in market capitalization.

•

Other actions.  Actions, which may be non-recurring events, that result from the changing strategies and needs of the Company and do not reflect the underlying expense of the on-going business. These include charges related to litigation totaling $3.0 million and $9.0 million, respectively, for the three and six months ended June 30, 2017 and transformational expenses totaling $5.4 million and $8.4 million, respectively, for the three and six months ended June 30, 2017. In the three and six months ended June 30, 2016, other actions included a settlement charge of $11.7 million related to a defined benefit plan settlement.

Adjusted operating expenses and adjusted operating income. Adjusted operating expenses and adjusted operating income provide management and our investors with an understanding of the results from the primary operations of our business by excluding the effects of items described above that do not reflect the ordinary expenses and earnings of our operations. Adjusted operating expenses and adjusted operating income are used to evaluate our period-over-period operating performance as they are more comparable measures of our continuing business. These measures may be useful to an investor in evaluating the underlying operating performance of our business.

Adjusted net income and adjusted diluted earnings per share. Adjusted net income and adjusted diluted earnings per share provide a more comparable view of our Company’s underlying performance and trends than the comparable GAAP measures. Net income and diluted earnings per share are adjusted for the effect of items described above that do not reflect the ordinary earnings of our operations.

Essendant Reports Second Quarter 2017 Results

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). Adjusted EBITDA is helpful in evaluating our operating performance and is used by management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting. Net income is adjusted for the effect of interest, taxes, depreciation and amortization and stock-based compensation expense. Management believes that adjusted EBITDA is also commonly used by investors to evaluate operating performance between competitors because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation accounting policies, and depreciation and amortization policies.

Free cash flow. Free cash flow is useful to management and our investors as it is a measure of the Company’s liquidity. It provides a more complete understanding of factors and trends affecting our cash flows than the comparable GAAP measure. Net cash provided by (used in) operating activities and net cash provided by (used in) investing activities are aggregated and adjusted to exclude the impact of acquisitions, net of cash acquired and divestitures.

Outlook. Adjusted diluted earnings per share and free cash flow are non-GAAP measures. A quantitative reconciliation of our non-GAAP guidance to the corresponding GAAP information is not available because the non-GAAP guidance excludes certain GAAP information that is uncertain and difficult to predict. The adjusted diluted EPS guidance excludes expenses of $(0.14) and $(5.50) per share in the three and six months ended June 30, 2017, respectively, related to goodwill impairment, litigation charges and transformational expenses. Actual amounts for these expenses appear in the non-GAAP table included later in this section. For the remainder of the year, the factors that will be excluded are currently unknown due to the level of unpredictability and uncertainty associated with these items, but may include actions such as future restructuring charges, gain or loss on future sales of assets or businesses, cash flow impacts of acquisitions, and other actions.

Essendant Reports Second Quarter 2017 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended June 30,
	2017	2016

Operating expenses	$161,695	$169,369
Litigation reserve	(3,000)	-
Transformational expenses	(5,444)	-
Defined benefit plan settlement charge	-	(11,744)
Adjusted operating expenses	$153,251	$157,625

Operating income	$15,869	$26,454
Operating expense adjustments noted above	8,444	11,744
Adjusted operating income	$24,313	$38,198

Net income	$5,096	$12,933
Operating expense adjustments noted above	8,444	11,744
Non-GAAP tax provision on adjustments
Litigation reserve	(1,164)	-
Transformational expenses	(2,085)	-
Defined benefit plan settlement charge	-	(4,416)
Adjusted net income	$10,291	$20,261

Diluted earnings per share	$0.14	$0.35
Operating expense adjustments noted above	0.23	0.32
Non-GAAP tax provision on adjustments	(0.09)	(0.12)
Adjusted diluted earnings per share	$0.28	$0.55

Net income	$5,096	$12,933
Provision for income taxes	4,474	7,844
Interest expense, net	6,299	5,677
Depreciation and amortization	10,569	11,205
Equity compensation expense	1,570	2,778
Operating expense adjustments noted above	8,444	11,744
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$36,452	$52,181

Net cash provided by (used in) operating activities	$72,786	$(5,163)
Net cash used in investing activities	(5,365)	(6,961)
Free cash flow	$67,421	$(12,124)

Essendant Reports Second Quarter 2017 Results

	For the Six Months Ended June 30,
	2017	2016

Operating expenses	$533,545	$337,047
Impairment of goodwill	(198,828)	-
Litigation reserve	(9,000)	-
Transformational expenses	(8,395)	-
Defined benefit plan settlement charge	-	(11,744)
Restructuring charges	-	(254)
Adjusted operating expenses	$317,322	$325,049

Operating (loss) income	$(170,314)	$58,858
Operating expense adjustments noted above	216,223	11,998
Adjusted operating income	$45,909	$70,856

Net (loss) income	$(183,498)	$29,463
Operating expense adjustments noted above	216,223	11,998
Non-GAAP tax provision on adjustments
Impairment of goodwill	(6,559)	-
Litigation reserve	(3,488)	-
Transformational expenses	(3,203)	-
Defined benefit plan settlement charge	-	(4,416)
Restructuring charges	-	(91)
Adjusted net income	$19,475	$36,954

Diluted (loss) earnings per share (1)	$(4.97)	$0.80
Operating expense adjustments noted above	5.86	0.33
Non-GAAP tax provision on adjustments	(0.36)	(0.12)
Adjusted diluted earnings per share	$0.53	$1.00

Net (loss) income	$(183,498)	$29,463
Provision for income taxes	146	17,821
Interest expense, net	13,038	11,574
Depreciation and amortization	21,534	22,936
Equity compensation expense	4,038	5,689
Operating expense adjustments noted above	216,223	11,998
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$71,481	$99,481

Net cash provided by (used in) operating activities	$125,811	$(15,984)
Net cash used in investing activities	(13,677)	(16,557)
Free cash flow	$112,134	$(32,541)

(1)

Diluted earnings per share for the six months ended June 30, 2017 under GAAP reflect an adjustment to the basic earnings per share due to the net loss. The diluted earnings per share here does not reflect this adjustment.